Exhibit 10.1

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●] (this “Agreement”), is entered into by and between [CHEMOMAB PARENT], a Delaware corporation (“Parent”), [RIGHTS AGENT] (the “Rights Agent”) and [●], in [her/his] capacity as the initial CVR Holders’ Representative (the “CVR Holders’ Representative”).

RECITALS

WHEREAS, [Parent is a party to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of [●], 2026, by and among, Chemomab Therapeutics Ltd., an Israeli company (“Chemomab”), Parent, [MERGER SUB], [DOMESTICATION MERGER SUB], and Scipher Medicine Corporation];

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide to the Holders (as defined below) the contingent value rights as hereinafter described;

WHEREAS, the Rights Agent is willing to act in connection with the issuance, transfer, exchange and payment of such CVRs as provided herein;

WHEREAS, Parent desires that the CVR Holders’ Representative act as the exclusive representative, agent and attorney-in-fact of the Holders for the purposes set forth in this Agreement, and the CVR Holders’ Representative is willing to serve in such capacity.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent, the Rights Agent and the CVR Holders’ Representative agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in this Agreement, including as specified in this Section 1.1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

“Accounting Standards” means GAAP, consistently applied by Parent.

“Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs, as set out in the CVR Register.

“ADSs” has the meaning set forth in the Merger Agreement.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Milestone Payment Amount” means, with respect to any Milestone, the aggregate amount payable in respect of all outstanding CVRs upon achievement of such Milestone, equal to the Milestone Payment in respect of such Milestone minus the aggregate amount of CVR Expenses, if any, deducted in accordance with Section 2.4(f); provided that in no event shall the aggregate amount of CVR Expenses deducted from all Milestone Payments exceed the CVR Expense Cap.

“Assignee” has the meaning set forth in Section 7.3.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the United States Securities and Exchange Commission or banks in New York City, New York are authorized or required by applicable Law to be closed.

“Change of Control” means, with respect to a Person, directly or indirectly, (a) a consolidation, merger or similar business combination involving such Person in which (i) such Person is not the surviving entity or (ii) the holders of voting securities of such Person immediately prior thereto are holders of less than 50% of the voting securities of the surviving Person immediately after such transaction, (b) a sale or other disposition of all or substantially all of the assets of such Person on a consolidated basis in one transaction or a series of related transactions, or (c) the acquisition of beneficial ownership by any Person or group of more than 50% of the outstanding voting securities of such Person.

“Chemomab Ordinary Shares” has the meaning set forth in the Merger Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVRs” means the rights of Holders (granted to initial Holders pursuant to the Merger Agreement) to receive contingent Parent Common Stock or cash payments, or a combination of contingent Parent Common Stock and cash payments, pursuant to this Agreement.

“CVR Expense Cap” means $600,000 (six hundred thousand), which amount shall be the absolute maximum aggregate amount of CVR Expenses that may be deducted from any Milestone Payments or Milestone Payment Amounts under this Agreement.

“CVR Expenses” means any and all fees, costs, expenses and other similar amounts incurred or payable in connection with the administration of this Agreement or the CVRs.

“CVR Holders’ Representative” means the CVR Holders’ Representative named in the preamble of this Agreement, until a successor CVR Holders’ Representative is appointed or elected in accordance with the applicable provisions of this Agreement, and thereafter “CVR Holders’ Representative” shall mean such successor.

“CVR Term” means the period beginning on the date of this Agreement and ending on the seventh (7th) anniversary of the date of this Agreement.

“Development Covenant” has the meaning set forth in Section 4.3(d).

“Disposition” means entering into a definitive written agreement (between Parent or its Affiliates and any Person who is not an Affiliate of Parent) (a “Disposition Agreement” ) contemplating a sale, license, transfer or disposition of, or a research collaboration or joint venture involving, the Product, including rights to reference all data supporting in the indication of PSC, including pursuant to a Change of Control of Chemomab approved by the Parent Board, during the CVR Term.

“Domestication” has the meaning set forth in the Merger Agreement.

“DTC” means The Depository Trust Company or any successor thereto.

“Effective Time” means the time when the Certificate of Merger is duly filed with the Delaware Secretary of State in accordance with the Merger Agreement.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“GAAP” means the then-current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case, as consistently applied.

“Governmental Entity” means any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“IND” means an Investigational New Drug application filed with the FDA and in effect pursuant to 21 C.F.R. Part 312 (as amended or any replacement thereof) with respect to the Product.

“Initiated” (or “Initiation”) means, with respect to a clinical trial, the occurrence of the first dosing of the first human subject in such clinical trial.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liability” means any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise.

“Milestone 1” means the earlier to occur of: (a) the Initiation of a Phase III Clinical Trial with respect to the Product in the indication of PSC; and (b) the occurrence of a Disposition of the Product in the indication of PSC, in each case, during the CVR Term.

“Milestone 1 Payment” means $40,000,000, which shall be reduced to $0.00 if the Milestone 1 is not achieved on or before the end of the CVR Term.

“Milestone 2” means FDA approval of the Product in any indication, during the CVR Term.

“Milestone 2 Payment” means $10,000,000, which shall be reduced to $0.00 if the Milestone 2 is not achieved on or before the end of the CVR Term.

“Milestone” means either of Milestone 1 and Milestone 2.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means either of the Milestone 1 Payment or Milestone 2 Payment.

“Milestone Payment Amount” means, in respect of a Milestone, for a given Holder, the product of (a) the Aggregate Milestone Payment Amount in respect of such Milestone divided by the aggregate number of CVRs outstanding as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice, and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice.

“Milestone Payment Date” means the date that is 30 days following the achievement of the applicable Milestone.

“Nasdaq Rules” has the meaning set forth in Section 4.2(b).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent Board of Directors” means the board of directors of Parent.

“Parent Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Parent Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Parent Common Stock” means shares of common stock of Parent.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) made by operation of Law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC; or (e) as provided in Section 2.7; provided that, with respect to the foregoing clauses (a) – (e), the transferee in such transfer of CVRs shall have provided to Parent an IRS Form W-9 or appropriate IRS Form W-8, as applicable, as soon as practicable following such Permitted Transfer.

“Person” means, an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Phase II Clinical Trial” means a human clinical trial as defined in 21 C.F.R. 312.21(b) (as amended or any replacement thereof) and conducted in compliance with FDA IND requirements and related Laws.

“Phase III Clinical Trial” means a human clinical trial as defined in 21 C.F.R. 312.21(c) (as amended or any replacement thereof) and conducted in compliance with FDA Investigational New Drug application requirements and related laws.

“Product” means Nebokitug (also referred to as CM-101).

“Product Program” has the meaning set forth in Section 4.3(a).

“Prohibited CVR Payment” has the meaning set forth in Section 4.2(c).

“PSC” means Primary Sclerosing Cholangitis.

“Reporting Period” has the meaning set forth in Section 4.5.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Shares” means Chemomab Ordinary Shares represented by ADSs and held of record as of immediately prior to the Domestication, with each Chemomab Ordinary Share represented by such ADSs entitling the holder thereof to one CVR in accordance with the Merger Agreement.

“Status Report” has the meaning set forth in Section 4.5.

“Tax” or “Taxes” means all U.S. federal, state, local and non-U.S. (including Israeli) taxes, assessments, charges, customs, duties, fees, levies or other governmental charges, including income, franchise, margin, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, estimated, sales, use, service, license, excise, gross receipts, value-added (ad valorem), add-on or alternative minimum, severance, stamp, occupation, premium, escheat, unclaimed property and all other taxes or similar charges of any kind in the nature of a tax for which a Person may have any liability imposed by any Governmental Entity (including as a result of any transferee or successor liability or any liability assumed by Contract, Law or otherwise), whether disputed or not, and any charges, fines, interest or penalties imposed by any Governmental Entity or any additional amounts attributable or imposed with respect to such amounts.

“Trading Day” means a day on which Nasdaq (or any national securities exchange or over the counter trading market on which Parent Common Stock primarily trades if Parent Common Stock is no longer listed on Nasdaq) is open for trading.

“Volume Weighted Average Price” means an amount equal to the volume weighted average price for Parent Common Stock as reported by Nasdaq (or any national securities exchange or over the counter trading market on which the Parent Common Stock primarily trades if the Parent Common Stock is no longer listed on Nasdaq) for the ten Trading Days immediately prior to the applicable Milestone Payment Date.

Section 1.2 Rules of Construction. For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (e) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (f) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (g) a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto; (h) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented; (i) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; (j) references to any Affiliates of Parent or Subsidiaries of Parent shall be deemed to include the Surviving Corporation; (k) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive; and (l) the measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; provided, however, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following August 18 is September 18 and one month following August 31 is October 1). The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. All references to “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. The CVRs represent the contractual rights of the Holders to receive the Milestone Payments, if any, pursuant to this Agreement.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of a CVR that is not a Permitted Transfer shall be null and void ab initio and of no force or effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b) Subject to Section 4.1, the Rights Agent will keep a register (the “CVR Register”) for the purpose of identifying the Holders of CVRs, determining the Holders’ entitlement to CVRs, and registering CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all of the CVRs that are issued in respect of Shares held through DTC as of immediately prior to the Domestication. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of Shares by sending a lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates will have any responsibility or liability whatsoever to any Person under or in connection with this Agreement other than the Holders, the CVR Holders’ Representative and the Rights Agent. Both Parent, the CVR Holders’ Representative and the Acting Holders may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the Rights Agent by Parent, in the case of a request by Parent, the CVR Holders’ Representative, in the case of a request by the CVR Holders’ Representative, or the applicable Acting Holders, in the case of a request by such Acting Holders. As soon as practicable after receipt of such request, the Rights Agent shall deliver a copy of the CVR Register, as then in effect, to, as applicable, Parent at the address set forth in Section 7.1, the CVR Holders’ Representative at the address set forth in Section 7.1, or to the applicable requesting Acting Holders at an address provided by such Acting Holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer the CVRs must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, which may include, if applicable, a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer; provided that, with respect to any Holder located in a jurisdiction where a Medallion Guarantee is not reasonably available, the Rights Agent shall accept such alternative evidence of authorization and authenticity of signature as the Rights Agent may reasonably require, including a notarized signature or a guarantee from a bank or financial institution reasonably acceptable to the Rights Agent. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register and notify Parent in writing of the same. Parent and the Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by the Holder of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void and invalid. All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer Tax) will be the responsibility of the transferor.

(d) A Holder (or the CVR Holders’ Representative, on behalf of a Holder) may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder (or the CVR Holders’ Representative, as applicable). Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

Section 2.4 Payment Procedures; Notices.

(a) Upon achievement of any Milestone during the CVR Term, the applicable Milestone Payment shall automatically become due and payable without the requirement of any further action, demand, or consent from any Person (other than the procedural steps expressly required by this Section 2.4). Parent’s obligation to pay the applicable Milestone Payment Amount to each Holder shall be unconditional and absolute upon the achievement of the applicable Milestone, and shall not be subject to any right of set-off, counterclaim, defense, abatement, suspension, deferment, diminishment, or reduction, other than the deduction of CVR Expenses in accordance with Section 2.4(f) and any deduction or withholding of Taxes in accordance with Section 2.4(g). On or prior to the applicable Milestone Payment Date, Parent shall (i) deliver to the Rights Agent a written notice indicating the applicable Milestone achieved (a “Milestone Notice”), and (ii) in accordance with Section 4.2, transfer to the Rights Agent the Milestone Payment Amount then due and payable to each Holder, in the form of either (A) solely shares of Parent Common Stock (a “CVR Stock Payment”), (B) solely cash (a “CVR Cash Payment”), or (C) a combination of shares of Parent Common Stock and cash (a “Combined CVR Cash and Stock Payment”). Without limiting Parent’s obligations to pay the Milestone Payments hereunder, Parent shall have the right, in its sole discretion, to elect one of the foregoing (A), (B) or (C) in paying any Milestone Payment payable hereunder. Parent’s election of payment form pursuant to the foregoing shall be final and binding on all Holders and the Rights Agent. An Aggregate Milestone Payment Amount shall be considered paid on the date the Rights Agent has received money or shares of Parent Common Stock sufficient to pay the Aggregate Milestone Payment Amount to the Holders. For the avoidance of doubt, each Milestone Payment constitutes an aggregate amount payable in respect of all outstanding CVRs at the time of achievement of the applicable Milestone. Each Holder shall be entitled only to a ratable portion thereof based on the number of CVRs held by such Holder, as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice.

(b) Each Milestone Notice delivered pursuant to Section 2.4(a) shall be accompanied by an Officer’s Certificate certifying, on behalf of the Parent, that (i) such Milestone has been achieved and the date on which such Milestone was achieved; (ii) the Milestone Payment applicable to such Milestone, (iii) the aggregate number of CVRs outstanding as reflected on the CVR Register as of the close of business on the date of such Milestone Notice,; (iv) the Milestone Payment Amount payable to each holder (or the formula used to determine such amounts) in accordance with this Agreement; (v) if Parent elects to make a CVR Stock Payment or a Combined CVR Cash and Stock Payment, the Volume Weighted Average Price used for such payment and the resulting number of shares of Parent Common Stock issuable to each Holder (prior to any adjustment for fractional shares); and (vi) any CVR Expenses deducted pursuant to Section 2.4(f) and any deduction or withholding of Taxes made pursuant to Section 2.4(g).

(c) The Rights Agent will promptly, and, in any event, within ten (10) Business Days of receipt of any Milestone Notice and Officer’s Certificate, send each Holder at its registered address a copy of the applicable Milestone Notice and the Officer’s Certificate. At the time the Rights Agent sends a copy of such Milestone Notice to each Holder, the Rights Agent will also pay the applicable Milestone Payment Amount to each Holder, with each Holder receiving, subject to Section 2.4(d):

(i) if Parent elects the CVR Stock Payment, a number of shares of Parent Common Stock determined by dividing the Milestone Payment Amount by the Volume Weighted Average Price;

(ii) if Parent elects the CVR Cash Payment, the Milestone Payment Amount, and

(iii) if Parent elects the Combined CVR Cash and Stock Payment: (A)(1) the Milestone Payment Amount divided by the Volume Weighted Average Price, multiplied by (2) the percentage of the Milestone Payment Amount that Parent elected to pay in shares of Parent Common Stock, plus (B)(1) the Milestone Payment Amount multiplied by (2) the percentage of the Milestone Payment Amount that Parent elected to pay in cash.

(d) In the event that any Milestone Payment Amount payable to the Holders under this Agreement includes shares of Parent Common Stock, Parent and the Rights Agent shall take such actions as are necessary to issue or transfer to each Holder such Holder’s shares of Parent Common Stock, in accordance with applicable Law. Notwithstanding anything to the contrary herein, no fractional shares of Parent Common Stock shall be issued under this Agreement. In lieu of any fractional share of Parent Common Stock otherwise issuable under this Agreement, if any, the Holder shall receive a cash payment, rounded down to the nearest whole cent and without interest, in an amount equal to the product of the Volume Weighted Average Price for the applicable payment and the fraction of a share the Holder would otherwise be entitled to receive. The shares of Parent Common Stock to be issued to Holders pursuant to the foregoing shall be evidenced by properly authorized share certificates registered with Parent’s stock transfer agent, or, at Parent’s sole discretion, by book-entry registration with Parent’s stock transfer agent.

(e) The CVR Cash Payment or the cash portion of any Combined CVR Cash and Stock Payment payable under this Agreement (including any cash payment in lieu of fractional shares of Parent Common Stock) shall be paid in United States dollars (i) by electronic payment to the address of such Holder reflected in the CVR Register as of the close of business on the date of the applicable Milestone Notice or (ii) with respect to any such Holder that has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the applicable Milestone Notice, by wire transfer of immediately available funds to the account specified on such instructions. The portion of any CVR payment amount payable in cash shall be rounded down to the nearest cent.

(f) Parent may deduct from the Aggregate Milestone Payment Amount otherwise payable in respect of a Milestone the amount of CVR Expenses not previously deducted, if any; provided that (i) the aggregate amount of CVR Expenses deducted under this Agreement shall not exceed the CVR Expense Cap, which shall be an absolute ceiling on all deductible CVR Expenses, and (ii) no other fees, costs, expenses or similar amounts shall be deducted from any Milestone Payment or Milestone Payment Amount. The foregoing single cap is exclusive and shall apply without any itemized deduction framework or separate expense categories.

(g) Subject to any applicable Tax ruling obtained pursuant to the Merger Agreement (including the Domestication Ruling), Parent shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax Law, as may reasonably be determined by Parent or the Rights Agent. Parent shall use commercially reasonable efforts to, or shall cause the Rights Agent to use commercially reasonable efforts to, take all actions that may be necessary to ensure that any amounts withheld in respect of Taxes are timely remitted to the appropriate Governmental Entity and to reduce or eliminate any deduction or withholding imposed with respect to the CVRs or any payments thereunder. To the extent any amounts are so deducted and withheld and properly and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(h) Any portion of any Milestone Payment Amount delivered to the Rights Agent that remains undistributed to a Holder one year after the date of the delivery of the Milestone Notice will be delivered by the Rights Agent to Parent, upon written demand, and any Holder will thereafter look only to Parent for payment of such Milestone Payment Amount, without interest.

(i) Neither Parent nor the Rights Agent will be liable to any Person in respect of any Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(j) Unless otherwise required by applicable Law, Parent and the Rights Agent agree that, for U.S. federal and applicable state, local and foreign income Tax purposes, any CVR Stock Payment, CVR Cash Payment, or Combined CVR Cash and Stock Payment made in respect of the CVRs shall be treated as paid in exchange for Chemomab Ordinary Shares as additional consideration for such Chemomab Ordinary Shares acquired by Parent in the Domestication Merger pursuant to the Merger Agreement (and not to treat the issuance of such CVRs to holders of Chemomab Ordinary Shares as a payment itself), except to the extent that any portion of any CVR Stock Payment, CVR Cash Payment, or CVR Cash and Stock Payment is required to be treated as imputed interest under applicable Tax Law.

(k) The indemnification provided by this Section 2.4 shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs shall not represent any interests in the capital of, or any equity or ownership interest in, Parent, in any constituent company to the Merger Agreement or any of their respective Affiliates. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent or any of its Affiliates.

(c) The CVR Holders’ Representative is hereby appointed with authority to act as the exclusive representative, agent and attorney-in-fact of each Holder and all Holders to represent the rights of the Holders under this Agreement to bring any claim and to settle any claim. No Holder may challenge or contest any action, inaction, determination or decision of the CVR Holders’ Representative or the authority or power of the CVR Holders’ Representative, and no Holder shall threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action that challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the CVR Holders’ Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.

(d) Neither Parent and its directors and officers nor any of its Affiliates and their directors and officers will be deemed to have any fiduciary or similar duties to any Holders by virtue of this Agreement or the CVRs.

(e) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Parent’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that there will not be any Milestone Payments. It is further acknowledged and agreed that neither Parent, the Surviving Corporation, their Affiliates nor the Rights Agent owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(e) is an essential and material term of this Agreement.

Section 2.6 Changes in Parent Common Stock.

(a) If Parent Common Stock is changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, any CVR Stock Payment or the stock portion of any Combined CVR Cash and Stock Payment shall be correspondingly adjusted to provide the Holders the same economic effect as contemplated by this Agreement prior to such event.

(b) If, as a result of any reorganization, recapitalization, reclassification, or other similar change in Parent Common Stock, the outstanding Parent Common Stock is exchanged for a different kind, class or series of shares or other securities of Parent, an appropriate adjustment to the kind, class or series of shares or other securities subject to the CVRs and this Agreement shall be made.

Section 2.7 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or to a Person nominated by Parent without consideration therefor, which Holder may effect via delivery of a written abandonment notice to Parent (with a copy to the Rights Agent). Nothing in this Agreement shall prohibit Parent or any Person nominated by Parent from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion (it being understood that Parent shall promptly notify the Rights Agent of any CVRs acquired by Parent or any Person nominate by Parent, and each such acquired CVR shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and ARTICLE V hereunder).

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent will not have any liability for any actions taken, suffered, or not taken in connection with this Agreement, except to the extent such liability arises as a result of the Rights Agent’s willful misconduct, bad faith or gross negligence (which willful misconduct, bad faith or gross negligence must be determined by a court of competent jurisdiction in a final and non-appealable judgment).

(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any Person, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at Law or otherwise or to make any demand upon Parent.

Section 3.2 Certain Rights of the Rights Agent. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions hereof, the Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) The Rights Agent will report to both Parent and the CVR Holders’ Representative;

(b) the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper party or parties;

(c) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting to take any action hereunder, the Rights Agent may rely upon an Officer’s Certificate delivered to the Rights Agent, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith, or willful misconduct (each as determined by a final non-appealable judgement of a court of competent jurisdiction) on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered, or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(d) the Rights Agent may engage and consult with counsel of its selection and the advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent, and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it in reliance thereon in the absence of bad faith, gross negligence or willful misconduct (each as determined by a final non-appealable judgement of a court of competent jurisdiction) on the part of the Rights Agent in the selection and continued employment of such counsel;

(e) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(f) the Rights Agent will not be required to give any note or surety in respect of the execution of its powers under, or otherwise in respect of the premises of, this Agreement;

(g) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless from and against, any losses, liability, damage, judgement, fine, penalty, claim, demands, suits or expenses (“Losses”) for any action taken, suffered or incurred by the Rights Agent arising out of or in connection with the execution, acceptance, administration, exercise and performance by the Rights Agent of its duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any Loss, unless such Loss has been determined by a final non-appealable judgement of a court of competent jurisdiction to be a result of the Rights Agent’s fraud, willful misconduct, bad faith or gross negligence;

(h) Notwithstanding anything in this Agreement to the contrary, (i) in no event shall the Rights Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages and (ii) the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amount paid or payable hereunder by Parent to the Rights Agent as fees and charges during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought;

(i) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement in accordance with the fee schedule agreed upon in writing by the Rights Agent and Parent and incorporated herein by reference; and (ii) to reimburse the Rights Agent for all reasonable and necessary out-of-pocket expenses and other charges of any kind and nature paid or incurred by it in connection with the preparation, delivery, negotiation or amendment of this Agreement and the administration, exercise or performance by the Rights Agent of its duties hereunder, including all taxes (other than personal property taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to the Rights Agent’s personnel, and taxes imposed on or measured by the Rights Agent’s gross revenues, net income and franchise or similar taxes imposed on it (in lieu of net income taxes));

(j) the Rights Agent shall act hereunder solely as agent for Parent and shall not assume any obligations or relationship of agency or trust with any of the owners or Holders of the CVRs;

(k) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(l) the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent) and the enforceability of this Agreement against the Rights Agent, assuming the due execution and delivery hereof by Parent; nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(m) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(n) the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice;

(o) the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of the Merger Agreement, nor shall the Rights Agent be required to determine if any Person has complied with the Merger Agreement, nor shall any additional obligations of the Rights Agent be inferred from the terms of the Merger Agreement even though reference thereto may be made in this Agreement;

(p) the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder (i) itself (through its directors, officers, or employees) or (ii) through its agents, representatives, attorneys, custodians and/or nominees and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such agents, representatives, attorneys, custodians and/or nominees, absent their gross negligence, bad faith or willful or intentional misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof; and

(q) The indemnification provided by Parent to Rights Agent pursuant to this Section 3.2 shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent, the CVR Holders’ Representative and the Holders, specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days prior to the date so specified. Parent has the right to remove the Rights Agent at any time by a Parent Board Resolution specifying a date when such removal will take effect. Notice of such removal will be given by Parent to the Rights Agent and the CVR Holders’ Representative, which notice will be sent at least thirty (30) days prior to the date so specified.

(b) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other stockholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under this Section 3.3(b). The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of the transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 3.3(b). If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3 or becomes incapable of acting, Parent, by Parent Board Resolutions, will as soon as is reasonably possible appoint a qualified successor Rights Agent who may be the CVR Holders’ Representative or a Holder but shall not be an officer of the Parent and who, unless otherwise consented to in writing by the Acting Holders, shall be a transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent or any Holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice to the CVR Holders’ Representative of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent. The CVR Holders’ Representative shall forward such notice to the Holdings in accordance with Section 7.1. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3(c), however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agents, as the case may be.

(d) The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Parent, the CVR Holders’ Representative and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent, the CVR Holders’ Representative or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, duties and trusts of the retiring Rights Agent, except such rights which survive its resignation or removal under this Agreement.

Section 3.5 Holding of Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to the Parent, any Holder, or any other Person.

Section 3.6 Certain Limitations on the Duties and Responsibilities of the CVR Holders’ Representative. The CVR Holders’ Representative shall not have any liability of any kind to the Holders, or any Person claiming an interest in any Holder’s entitlement to proceeds from the CVRs, with respect to any action or omission by the CVR Holders’ Representative in connection with or related to the CVR Holders’ Representative’s services pursuant to this Agreement, except to the extent of its willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction). No provision of this Agreement shall require the CVR Holders’ Representative to expend or risk personal funds or otherwise incur any financial liability in the performance of any duties hereunder or in the exercise of any of the rights or powers of the CVR Holders’ Representative.

Section 3.7 Certain Rights of the CVR Holders’ Representative. The CVR Holders’ Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the CVR Holders’ Representative. In addition:

(a) the CVR Holders’ Representative may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) the CVR Holders’ Representative may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(c) in the event of any dispute, the CVR Holders’ Representative may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder; and

(d) Parent agrees to indemnify the CVR Holders’ Representative as set forth Section 3.8.

Section 3.8 Indemnification of CVR Holders’ Representative.

(a) Scope of Indemnification. Parent agrees to indemnify, defend and hold harmless the CVR Holders’ Representative from and against any and all losses, liabilities, damages, judgments, fines, penalties, claims, demands, suits, costs and expenses (including reasonable and documented attorneys’ fees and disbursements) (collectively, “Indemnifiable Losses”) arising out of or in connection with the CVR Holders’ Representative’s acceptance of appointment as, and the performance of its duties and obligations in its capacity as, CVR Holders’ Representative under this Agreement. The foregoing indemnification shall apply regardless of whether the Indemnifiable Loss arises from a third-party claim or an action between or among the parties hereto.

(b) Advancement of Expenses. Parent shall advance to the CVR Holders’ Representative, promptly upon written request therefor (and in any event within thirty (30) days of such request), all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by the CVR Holders’ Representative in connection with investigating, preparing to defend or defending any claim, action, suit or proceeding for which the CVR Holders’ Representative may be entitled to indemnification under this Section 3.8, whether or not a final determination has been made as to the CVR Holders’ Representative’s entitlement to indemnification hereunder; provided, that, as a condition to such advancement, the CVR Holders’ Representative shall deliver to Parent an undertaking to repay all amounts so advanced if it shall ultimately be determined by a final, non-appealable judgment of a court of competent jurisdiction that the CVR Holders’ Representative is not entitled to indemnification under this Section 3.8.

(c) Notice of Claim. The CVR Holders’ Representative shall promptly notify Parent in writing upon becoming aware of any claim, action, suit or proceeding for which the CVR Holders’ Representative may seek indemnification under this Section 3.8 (an “Indemnification Claim Notice”); provided, however, that the failure of the CVR Holders’ Representative to give timely notice of any such claim shall not release Parent from any of its indemnification obligations under this Section 3.8, except to the extent that Parent demonstrates that it has been materially prejudiced by such failure.

(d) Control of Defense. Upon receipt of an Indemnification Claim Notice relating to a third-party claim, Parent shall have the right, at its sole cost and expense, to assume control of the defense of such third-party claim with counsel reasonably acceptable to the CVR Holders’ Representative, by delivering written notice of its election to do so to the CVR Holders’ Representative within thirty (30) days after receipt of the Indemnification Claim Notice. If Parent assumes control of such defense, the CVR Holders’ Representative shall have the right to participate in (but not control) the defense of such third-party claim at the CVR Holders’ Representative’s own expense with counsel of its own choosing. If Parent does not elect to assume control of the defense of a third-party claim within such thirty (30)-day period, the CVR Holders’ Representative may assume control of such defense at Parent’s expense, and Parent shall cooperate with the CVR Holders’ Representative in connection therewith.

(e) Cooperation. The CVR Holders’ Representative shall reasonably cooperate with Parent in the defense of any claim, action, suit or proceeding for which indemnification is sought under this Section 3.8, including by providing access to relevant documents and information in its possession and making itself reasonably available for interviews, depositions, hearings and trial. Parent shall reimburse the CVR Holders’ Representative for all reasonable and documented out-of-pocket expenses incurred in connection with such cooperation.

(f) Settlement. If Parent has assumed control of the defense of a third-party claim pursuant to Section 3.8(d), Parent may settle, compromise or consent to the entry of any judgment with respect to such third-party claim without the prior written consent of the CVR Holders’ Representative; provided, that such settlement, compromise or consent (i) involves only the payment of monetary damages (all of which shall be paid by Parent), (ii) includes a full and unconditional release of the CVR Holders’ Representative from all liability in respect of such third-party claim, and (iii) does not impose any obligation, restriction, condition or limitation on the CVR Holders’ Representative or require any admission of liability or wrongdoing by the CVR Holders’ Representative. Any settlement that does not satisfy each of the foregoing conditions shall require the prior written consent of the CVR Holders’ Representative (not to be unreasonably withheld, conditioned or delayed).

(g) Source of Indemnification. Parent’s indemnification obligations under this Section 3.8 are direct obligations of Parent payable from Parent’s general funds and assets, and shall not be contingent upon or limited to the availability of any Milestone Payment Amounts, CVR proceeds or any other specific pool of funds. For the avoidance of doubt, Parent shall satisfy its indemnification obligations under this Section 3.8 from its own resources and not by deduction from any amounts otherwise payable to the Holders hereunder.

(h) Survival. The indemnification and advancement obligations of Parent under this Section 3.8 shall survive (i) the termination or expiration of this Agreement, (ii) the resignation, removal or replacement of the CVR Holders’ Representative and (iii) any assignment by the CVR Holders’ Representative of its rights and obligations hereunder to a successor CVR Holders’ Representative; provided, that such survival shall extend to any Indemnifiable Loss arising out of or relating to acts or omissions occurring during the period in which the CVR Holders’ Representative served in such capacity.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent, in such form as Parent receives from Parent’s transfer agent, the Depositary or any other agent performing similar services for Parent, the names and addresses of the Holders entitled to receive CVRs pursuant to Section 2.11 of the Merger Agreement within 15 Business Days after the Effective Time. Until such list of Holders is furnished to the Rights Agent, the Rights Agent shall have no duties, responsibilities or obligations with respect to keeping the CVR Register, providing notices or making payments to such Holders. Parent shall cause the Rights Agent to promptly provide a copy of the CVR Register to the CVR Holders’ Representative upon reasonable request.

Section 4.2 Payment of Milestone Payment Amounts.

(a) If a Milestone has been achieved in accordance with this Agreement, Parent will promptly (and, in any event, within ten Business Days) following delivery of the applicable Milestone Notice to the Rights Agent, deposit with or transfer to the Rights Agent, for payment or issuance to the Holders in accordance with Section 2.4, the aggregate amount of cash or shares of Parent Common Stock necessary to pay the applicable Aggregate Milestone Payment Amount to the Holders. Parent’s obligation to deposit or transfer such amounts shall be absolute and unconditional upon the achievement of the applicable Milestone, and Parent shall not be entitled to withhold, delay, or condition such deposit or transfer other than as expressly permitted by this Agreement. For the avoidance of doubt, each of the Milestone 1 Payment and Milestone 2 Payment shall be independently earned and separately payable upon the achievement of the applicable Milestone, and the achievement of one Milestone shall not be a condition to payment of the other.

(b) Notwithstanding anything else to the contrary in this Agreement, subject to Section 4.2(c), in no event shall the aggregate number of shares of Parent Common Stock issuable under this Agreement exceed such number of shares that (in the good faith determination of Parent’s Board of Directors, and after consultation thereby with outside legal counsel) would require Parent to obtain stockholder approval under applicable Nasdaq rules and requirements (or such other stock exchange on which the Parent Common Stock may be then listed) (the “Nasdaq Rules”). To the extent any portion of a Milestone Payment Amount cannot be paid in shares of Parent Common Stock as a result of the foregoing limitation, such portion shall be paid in cash within ten (10) Business Days following the applicable Milestone Payment Date.

(c) If any CVR payment amounts payable under this Agreement in the form of a CVR Stock Payment are otherwise prohibited or limited as a result of Section 4.2(b) (a “Prohibited CVR Payment”), Parent shall pay the applicable Milestone Payment Amount (or the portion thereof that constitutes the Prohibited CVR Payment) entirely in cash (as a CVR Cash Payment) within ten (10) Business Days following the applicable Milestone Payment Date. For the avoidance of doubt, Parent’s obligation to pay any Milestone Payment Amount shall not be extinguished or reduced by reason of any limitation on under applicable Nasdaq Rules.

Section 4.3 Direction and Control of Business.

(a) Subject to Section 4.3(d), Parent and its Affiliates shall have the right, in their sole and absolute discretion, to direct and control the research, development, commercialization and other exploitation of the Product controlled by Chemomab prior to the Closing Date and by Parent, the Surviving Corporation and their Affiliates after the Closing Date (the “Product Program”) in all respects, including any determination to test, develop, pursue, market, make any regulatory filings or seek regulatory approval with respect to, commence or continue any sale of, or make any other strategic decisions affecting, the Product Program. For the avoidance of doubt, Parent shall not be required to notify any Holder of, or obtain any consent from any Holder in connection with, any decisions relating to the Product Program.

(b) Subject to Section 4.3(d), nothing in this Agreement shall be construed as requiring Parent, the Surviving Corporation or any of their Affiliates to continue or institute any clinical trials of or seek regulatory approval for the Product or commence any sales of the Product in any jurisdiction and any determination by Parent, the Surviving Corporation and any of their Affiliates with respect to the foregoing shall be made in Parent’s, the Surviving Corporation’s or their Affiliates’ sole and absolute discretion. None of Parent, the Surviving Corporation or any of their Affiliates shall have any liability to any Holder because none of Parent, the Surviving Corporation or their Affiliates negotiate, execute and enter into a Disposition Agreement. The Rights Agent acknowledges and agrees, on behalf of itself and each Holder, that there is a possibility no Milestone Payment will be received during the CVR Term.

(c) Subject to Section 4.3(d), nothing in this Agreement shall prevent Parent, the Surviving Corporation or their Affiliates from terminating any program involving the Product, in whole or in part, following a determination by the Parent’s Board of Directors (exercising its business judgment in good faith) to terminate the Product Program, in whole or in part.

(d) Notwithstanding anything to the contrary in this Section 4.3 or in this Agreement, following the acceptance by the FDA of an IND with respect to the Product in any indication, Parent shall Initiate a Phase II Clinical Trial covered by such IND within twelve (12) months following such acceptance (the “Development Covenant”); provided, however, that Parent shall have no obligation to Initiate such Phase II Clinical Trial unless Parent has, as of the applicable initiation date, sufficient quantities of clinical drug product and placebo manufactured from existing lots without the need for replacement lots and otherwise available for continuous use in such Phase II Clinical Trial to permit the conduct and completion of such trial in accordance with the applicable protocol without the need to manufacture, qualify, validate or release additional lots of clinical drug product or placebo. Parent shall promptly notify the CVR Holder’s Representative in writing upon (i) the filing of any IND with respect to the Product, (ii) the acceptance by the FDA of any such IND, and (iii) the Initiation of any Phase II Clinical Trial covered by such IND. The Development Covenant shall not be subject to the sole and absolute discretion provisions of Section 4.3(a) or Section 4.3(b). For the avoidance of doubt, Parent’s obligation under this Section 4.3(d) shall be a covenant for the benefit of the Holders enforceable as set forth in ARTICLE VI, and a material breach of this Section 4.3(d) shall constitute an Event of Default under Section 6.1(b).

Section 4.4 Parent Stock Issuance. If Parent elects to pay the applicable CVR payment amount as either a CVR Stock Payment or a Combined CVR Cash and Stock Payment, Parent shall use commercially reasonable efforts to promptly cause the shares of Parent Common Stock to be issued in connection with such payment to be listed on Nasdaq (or such other stock exchange on which the Parent Common Stock may be then listed), subject to official notice of issuance, prior to the applicable issuance date. Parent shall use commercially reasonable efforts to promptly take all actions reasonably required to be taken under state securities Laws in connection with the CVR Stock Payment or stock portion of the Combined CVR Cash and Stock Payment.

Section 4.5 Status Report. Notwithstanding Section 4.3(a), during the CVR Term, Parent shall provide the Holders with a high-level written report, within forty-five (45) days following the end of each calendar quarter during the CVR Term (each such calendar quarter, a “Reporting Period”), summarizing the status of, and significant activity related to, the achievement of (a) Milestone 1 (including progress toward, or achievement of, Milestone 1) and (b) Milestone 2 (including progress toward, or achievement of, Milestone 2) (each such report, a “Status Report”); provided that, with respect to each of clauses (a) and (b), Parent may, at its election, satisfy its obligation to deliver a Status Report by either (x) delivering the Status Report to the Rights Agent (with a copy to the CVR Holders’ Representative) for subsequent distribution to the Holders, as promptly as practicable, in accordance with Section 7.2 or (y) disclosing such information in a Current Report on Form 8-K, Quarterly Report on Form 10-Q, or Annual Report on Form 10-K filed by Parent with the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, that contains the information described in each of clauses (a) and (b).

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any CVR Holders’ Representative or the Rights Agent, Parent, when authorized by a Parent Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in, and subject to, Section 7.3.

(b) Without the consent of the CVR Holders’ Representative, Parent, when authorized by a Parent Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection and benefit of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(iv) to cancel or reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 7.4; or

(v) as may be necessary or appropriate to ensure that Parent complies with applicable Law; provided that in each case, such amendment shall not adversely affect the interests of the Holders.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will provide a copy of such amendment to the CVR Holders’ Representative deliver (or cause the Rights Agent to deliver) a notice thereof in accordance with Section 7.2 to the Holders, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), any other amendment shall require the written consent of the CVR Holders’ Representative (acting on behalf of the Holders). Promptly after the execution by the CVR Holders’ Representative, Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this ARTICLE V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the CVR Holders’ Representative, the Rights Agent and Parent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this ARTICLE V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

REMEDIES OF THE HOLDERS

Section 6.1 Event of Default. An “Event of Default” with respect to the CVRs, means any of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Entity):

(a) default in the payment by Parent pursuant to the terms of this Agreement of all or any part of a CVR payment amount after a period of ten Business Days after such CVR payment amount shall become due and payable; or

(b) material default in the performance, or breach in any material respect, of any covenant or warranty of Parent or any of its Affiliates hereunder (other than a payment default subject to Section 6.1(a)), and continuance of such default or breach for a period of 30 days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “notice of default” hereunder and is sent by registered or certified mail to Parent and the Rights Agent by the CVR Holders’ Representative (acting on behalf of the Holders).

If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the CVR Holders’ Representative, acting on behalf of the Holders, by notice in writing to Parent and to the Rights Agent, may, in its discretion, commence a legal proceeding to protect the rights of the Holders, including to obtain specific performance and/or damages or payment for any amounts then due and payable and/or settle any such proceedings or claims. Notwithstanding anything herein to the contrary, specific performance and/or damages directly resulting from and in the event of an Event of Default shall be the sole and exclusive remedy of any and all Holders for any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the CVRs, or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby, and the Rights Agent, Parent and its Affiliates shall not be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, lost profits).

The foregoing provisions of this Section 6.1, however, are subject to the condition that if, at any time after the CVR Holders’ Representative shall have commenced such proceeding, and before any award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent a sum sufficient to pay all amounts which shall have become due and such amount shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the CVR Holders’ Representative, by written notice to Parent and to the Rights Agent, may waive all defaults that are the subject of such proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.

Section 6.2 Limitations on Suits by Holders. The CVR Holders’ Representative will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement and to settle on behalf of all Holders any such action or proceedings, and no individual Holder or other group of Holders, will be entitled to exercise such rights.

Section 6.3 Control by CVR Holders’ Representative. The CVR Holders’ Representative shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Holders under this Agreement, or exercising any power conferred on the Holders by this Agreement and to settle any such claim or proceedings on the Holders behalf; provided that such direction shall not be otherwise than in accordance with applicable Law and the provisions of this Agreement.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1 Notices to Rights Agent and Parent. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two Business Days after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered if sent by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) prior to 5:00 p.m. Eastern time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to the Rights Agent, to it at:

[●]

If to Parent, to it at:

[●]

with a copy to (which shall not constitute notice):

Paul Hastings LLP
1117 S. California Avenue

Palo Alto, CA 94304
Attention: Jeff Hartlin; Andrew Goodman
Email: jeffhartlin@paulhastings.com; andrewgoodman@paulhastings.com

If to the CVR Holders’ Representative, to [her/him] at:

[●]

The Rights Agent, Parent or the CVR Holders’ Representative may specify a different address by giving notice in accordance with this Section 7.1.

Section 7.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 7.3 Parent Successors and Assigns; Change of Control. Parent may not assign this Agreement without the prior written consent of the CVR Holders’ Representative ; provided, however, Parent may assign any or all of its rights, interests and obligations hereunder, in its sole discretion and without the consent of the CVR Holders’ Representative, the Acting Holders or any other Person, (i) to any controlled Affiliate of Parent (an “Assignee”), but only for so long as the Assignee remains a controlled Affiliate of Parent and provided that the Assignee agrees to assume and be bound by all of the terms and conditions of this Agreement; provided further that, in connection with any assignment to an Assignee, Parent shall, and shall agree to, remain liable for the performance by the Assignee of all obligations, duties and covenants of Parent under this Agreement, or (ii) in connection with a Change of Control; provided, that, in the case of a Change of Control as defined in clauses (a) and (b) of the definition of “Change of Control”, unless otherwise consented to by the Acting Holders, any applicable CVR payment amount due and payable pursuant to the terms of this Agreement shall be paid solely in cash, unless the acquiring Person has equity securities listed on Nasdaq (or another stock exchange) and such acquiring Person has a market capitalization equal to or greater than the market capitalization of Parent as of the date of this Agreement, in which case the successor may pay any applicable Milestone Payment Amount in cash, stock, or a combination of cash and stock in accordance with this Agreement. In connection with any Change of Control, the successor or surviving entity shall, as a condition to the consummation of such Change of Control, expressly assume in writing all of the obligations of Parent under this Agreement and agree to be bound by all of the terms and conditions hereof, and Parent shall deliver to the CVR Holders’ Representative and the Rights Agent an Officer’s Certificate stating that such Change of Control complies with the applicable provisions of this Agreement and that all conditions precedent herein provided for relating to such transaction have been complied with. Subject to the preceding sentences, this Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, Parent’s successors and each Assignee. The Rights Agent may not assign this Agreement without Parent’s prior written consent. At any time, the CVR Holders’ Representative may assign any of its rights or obligations under this Agreement (or this Agreement in its entirety) to any third party (reasonably acceptable to Parent) to serve as a successor CVR Holders’ Representative, provided that such assignee executes a written joinder to this Agreement assuming the rights and duties of the CVR Holders’ Representative. All covenants and agreements in this Agreement by the CVR Holders’ Representative shall bind its successors, whether so expressed or not. In the event the CVR Holders’ Representative resigns (without assigning its rights or obligations to a successor CVR Holders’ Representative), dies or is incapacitated, a successor CVR Holders’ Representative shall be elected by the Acting Holders Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect.

Section 7.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, the Rights Agent’s permitted successors and assigns, Parent, Parent’s successors and assigns, the CVR Holders’ Representative, Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. Parent and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the CVR Holders’ Representative (on behalf of itself and the Holders). The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, (a) except for the rights of the Rights Agent set forth herein, the CVR Holders’ Representative will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and, with the exception of Section 6.2, no individual Holder or other group of Holders will be entitled to exercise such rights and (b) any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent, the CVR Holders’ Representatives and Parent, which notice, if given, shall be irrevocable.

Section 7.5 Governing Law.

(a) This Agreement, the CVRs and all actions arising under this Agreement or in connection herewith or therewith shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any other jurisdiction other than the State of Delaware.

(b) In any action or proceeding arising out of or relating to this Agreement or any of the CVRs: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 7.5(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties); and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7.2. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE). EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AND AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 7.5(c).

Section 7.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision. If any excluded provision, or the application thereof, shall materially and adversely affect the rights, immunities, liabilities, duties, responsibilities or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Parent.

Section 7.7 Counterparts and Signature. This Agreement may be executed in multiple counterparts (including by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

Section 7.8 Termination. This Agreement will expire and be of no force and effect, the parties will have no liability hereunder (other than with respect to monies due and owing by Parent to the CVR Holders’ Representative, if applicable, and the Rights Agent or any other rights of the Rights Agent or the CVR Holders’ Representative which expressly survive the termination of this Agreement), and no additional payments will be required to be made, upon the later of (i) the conclusion of the CVR Term and (ii) the payment of all Aggregate Milestone Payment Amounts to the Rights Agent required to be paid under this Agreement and the payment of the full amount of all Milestone Payment Amounts to the Holders by the mailing by Rights Agent to the address of such Holders reflected in the CVR Register. Notwithstanding the foregoing, if no Milestone has been achieved during the CVR Term, this Agreement shall automatically terminate and be of no further force or effect upon the conclusion of the CVR Term, without any further action by any party hereto.

Section 7.9 Entire Agreement. As between the Rights Agent and the other parties hereto, this Agreement (including the schedules, annexes and exhibits hereto and the documents and instruments referred to herein) contains the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling.

Section 7.10 Confidentiality. The Rights Agent, the CVR Holders’ Representative and the Parent agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other Person, except as may be required by a valid order of an arbitration panel, court or Governmental Entity of competent jurisdiction or is otherwise required by law or regulation, including SEC or Nasdaq Rules, or pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

[PARENT]

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[CVR HOLDERS’ REPRESENTATIVE]

By:
Name:
Title:	CVR Holders’ Representative

[Signature Page to Contingent Value Rights Agreement]

Signature Page to Amendment No. 2 to Merger Agreement